Exhibit 99.1

Theseus Pharmaceuticals Announces Business Highlights and Reports Second Quarter 2023 Financial Results

IND submission for THE-349 in EGFR-mutant NSCLC expected in Q4 2023

Development candidate nomination for BCR-ABL program in CML and Ph+ ALL expected in H1 2024

Nomination of highly selective pan-variant KIT inhibitor candidate for GIST expected in H1 2024

Announces plans to explore the development of low dose THE-630 in mast cell-driven inflammatory indications based on dose-dependent reductions in serum tryptase levels in patients in GIST study

$234.2 million of cash, cash equivalents, and marketable securities as of June 30, 2023

Cambridge, Mass., August 10, 2023 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced business highlights and reported financial results for the second quarter ended June 30, 2023.
“We are excited to be advancing our pipeline, including lead candidate THE-349, a potential best-in-class fourth generation EGFR inhibitor, and continue to expect an IND submission for THE-349 in EGFR-mutant NSCLC in the fourth quarter of this year. Additionally, we look forward to nominating development candidates from our BCR-ABL and next-generation KIT programs in the first half of next year,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “While we are disappointed by the outcome of the THE-630 program in GIST patients, we believe the update announced today supports the exploration of THE-630 in mast cell-driven diseases, which we anticipate pursuing internally or through a partnership.”
Pipeline Highlights and Upcoming Expected Milestones:
THE-349 is a fourth-generation epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor (TKI) product candidate with activity against single-, double-, and triple-mutant EGFR variants, including T790M and C797X, found in EGFR-mutant non-small cell lung cancer (NSCLC) that has developed resistance to first- or later-line osimertinib.
•Preclinical data demonstrate that THE-349 can potently inhibit all major classes of EGFR activating and resistance mutations observed in a post-first- or later-line osimertinib setting, possesses kinome and wild-type EGFR selectivity, and has central nervous system (CNS) activity.
•IND-enabling toxicology studies have been completed, and Theseus remains on track to submit an Investigational New Drug Application (IND) for THE-349 in the fourth quarter of 2023, and commence its clinical program as soon as possible thereafter, subject to clearance of the IND by the U.S. Food and Drug Administration.
BCR-ABL Program: Theseus is aiming to develop a potent and selective, next-generation, pan-variant BCR-ABL TKI candidate that optimizes the balance of safety and efficacy for patients with relapsed/refractory chronic myelogenous leukemia (CML) and patients with newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).
•Theseus plans to pursue clinical development in patients with CML who have been previously treated with a second-generation TKI or have the T315I mutation, and in newly diagnosed patients with Ph+ ALL.
•Preclinically, Theseus lead molecules have shown a high degree of potency against BCR-ABL and clinically relevant resistance mutations, such as the T315I gatekeeper mutation, and substantial kinome selectivity.
•Theseus expects to nominate a development candidate for this program in the first half of 2024.

Next-Generation KIT Program: Theseus is aiming to develop a potent and selective pan-variant TKI candidate targeting all major activating and resistance KIT mutations for treatment of early-line gastrointestinal stromal tumors (GIST).
•Theseus has maintained an extensive medicinal chemistry effort to target KIT, which has led to the discovery of a series of chemically distinct, highly selective, pan-variant KIT inhibitors for the treatment of early-line GIST.
•Theseus plans to nominate a development candidate from this series in the first half of 2024.
THE-630: In July, Theseus discontinued enrollment in its phase 1/2 study of THE-630 in patients with GIST. Theseus subsequently analyzed trial data to inform the feasibility of developing low dose THE-630 for KIT-associated mast cell-driven inflammatory indications.

•Theseus measured levels of serum tryptase, a biomarker for mast cell activation, in GIST patients treated with once-daily oral THE-630 in the phase 1 dose escalation trial at doses of 4 mg to 18 mg.
•Dose-dependent and sustained reductions in serum tryptase observed at all doses, including reductions below detection limit of the assay in some patients, seen at first timepoint (day 8).
•Theseus is evaluating next steps for potential plans to explore doses of 9 mg and below in clinical studies in patients with mast cell-driven diseases, such as chronic urticaria. The safety profile at these doses was generally favorable in GIST patients.
Second Quarter Financial Results:
Cash Position: As of June 30, 2023, Theseus had cash, cash equivalents, and marketable securities of $234.2 million, as compared to $211.8 million as of December 31, 2022. Theseus expects its current cash, cash equivalents, and marketable securities to fund operations and capital expenditures into 2026 based on its current operating plan.
R&D Expenses: Research and development expenses were $12.9 million for the second quarter of 2023, as compared to $7.3 million for the same period in 2022. This increase was primarily due to a $2.1 million increase in expense for preclinical studies and drug manufacturing to support THE-349 IND enabling studies, a $1.2 million increase in development expense related to discovery programs, as well as a $1.6 million increase in employee-related costs driven by an increase in headcount.
G&A Expenses: General and administrative expenses were $4.7 million for the second quarter of 2023, consistent with the expense for the same period in 2022.
Net Loss: Net loss was $14.8 million for the second quarter of 2023, as compared to a net loss of $11.6 million for the same period in 2022.

About Theseus Pharmaceuticals, Inc.
Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all classes of cancer-causing and resistance mutations that lead to clinically relevant variants in a particular protein in a given type of cancer. Theseus is developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC), a pan-variant BCR-ABL inhibitor for the treatment of relapsed/refractory chronic myeloid leukemia (CML) and newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL), and a next-generation, highly selective, pan-variant KIT inhibitor for the treatment of early-line GIST. For more information, visit www.theseusrx.com.
Cautionary Statement Regarding Forward Looking Statements
Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "aim," "project," "anticipate," "expect," "plan," "predict," "potential," "on track", "seem," "outlook," "continue," "intend," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: the discontinuation of the THE–630 phase 1/2 clinical trial; Theseus’ plans with respect to THE-630, including the potential to develop low dose THE-630 for KIT-associated mast cell-driven inflammatory indications; Theseus' plans with respect to its BCR-ABL and next generation KIT programs, including the intention to nominate a development candidate for such programs in the first half of 2024; the timing for filing an IND for THE–349 and commencing a clinical program for THE-349; and Theseus' expectations regarding its cash runway.
Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; risks and uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to the expected timing of submissions to regulatory authorities and timing for review by such regulatory authorities; risks related to market volatility and global economic conditions; and other risks, uncertainties and other factors such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q which will be on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward-looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Josh Rappaport
Stern Investor Relations
212-362-1200
josh.rappaport@sternir.com

Theseus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$12,919	$7,344	$25,320	$13,892
General and administrative	4,668	4,736	9,322	8,767
Total operating expenses	17,587	12,080	34,642	22,659
Loss from operations	(17,587)	(12,080)	(34,642)	(22,659)
Other income, net	2,782	431	5,251	513
Net loss	$(14,805)	$(11,649)	$(29,391)	$(22,146)
Weighted-average common stock outstanding—basic and diluted	43,736,275	38,415,379	43,061,113	38,332,605
Net loss per share attributable to common stockholders—basic and diluted	$(0.34)	$(0.30)	$(0.68)	$(0.58)

Comprehensive loss:
Net loss	$(14,805)	$(11,649)	$(29,391)	$(22,146)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	$(402)	$(203)	(175)	(332)
Total comprehensive loss	$(15,207)	$(11,852)	$(29,566)	$(22,478)
Theseus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	JUNE 30, 2023	DECEMBER 31, 2022
Assets
Cash and cash equivalents	$47,465	$94,605
Short-term marketable securities	160,740	103,374
Long-term marketable securities	26,027	13,817
Other assets	10,839	10,651
Total assets	$245,071	$222,447
Liabilities and Stockholders’ Equity
Liabilities	$10,988	$14,832
Stockholders’ equity:	234,083	207,615
Total liabilities and stockholders’ equity	$245,071	$222,447